EXHIBIT 11
               INTERCELL INTERNATIONAL CORPORATION AND SUBSIDIARY
                        COMPUTATION OF NET LOSS PER SHARE
                                   (Unaudited)

                                 Three Months Ended
                             -------------------------
                                    December 31,
                             -------------------------

                                 2004         2003
                             ------------  -----------
Net loss                     $(  187,280)   ( 110,168)
                             ============  ===========

Weighted average number of
  common shares outstanding   23,858,741   17,386,004
Common equivalent shares
  representing shares
  issuable upon exercise of
  outstanding options and
  warrants and convertible
  stock                                -            -
                             ------------  -----------
                              23,858,741   17,386,004
                             ============  ===========
Basic and diluted loss per
  share applicable to
  common shareholders        $     (0.01)      (0.01)
                             ============  ===========

Stock options, warrants and convertible preferred stock are not considered in the calculations for those periods with net losses as the impact of the potential common shares (approximately 12,396,350 at December 31, 2004 and 9,713,850 shares at December 31, 2003) would be to decrease net loss per share.


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